EXHIBIT 10.83

Loan No.: 50-2855974	Power Retail Systems Industrial Building

PROMISSORY NOTE

$6,350,000.00	June 23, 2006

FOR VALUE RECEIVED, the undersigned, CROSSROADS BOLINGBROOK, LLC, an Illinois limited liability company and RES CROSSROADS BOLINGBROOK, LLC, a Delaware limited liability company (singularly and collectively, “Borrower”), each having an address at 180 N. Wacker Drive, #500, Chicago, Illinois 60606, jointly and severally promise to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Lender”), at the office of Lender at Commercial Real Estate Services, 8739 Research Drive URP - 4, NC 1075, Charlotte, North Carolina 28262, or at such other place as Lender may designate to Borrower in writing from time to time, the principal sum of Six Million Three Hundred Fifty Thousand and No/100 Dollars ($6,350,000.00), together with interest on so much thereof as is from time to time outstanding and unpaid, from the date of the advance of the principal evidenced hereby, at the rate of the Note Rate (as hereinafter defined), together with all other amounts due hereunder or under the other Loan Documents (as defined herein), in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.

ARTICLE I. - TERMS AND CONDITIONS

1.1. Note Rate. The term “Note Rate” as used in this Note shall mean (a) from the date of this Note through but not including the Optional Prepayment Date (as hereinafter defined), a rate per annum equal to six and twenty-four one hundredths percent (6.24%) (the “Initial Interest Rate”), and (b) from the Optional Prepayment Date through and including the date this Note is paid in full, a rate per annum equal to the greater of (i) the Initial Interest Rate plus two and one-half percent (2.5%) or (ii) the Treasury Constant Maturity Yield Index (as hereinafter defined) plus two and one-half percent (2.5%) ((i) or (ii), as applicable (the “Revised Interest Rate”). For purposes of this Section 1.1, the term “Treasury Constant Maturity Yield Index” shall mean the average yield for “This Week” as reported by the Federal Reserve Board in Federal Statistical Release H.15 (519) published during the second full week preceding the Optional Prepayment Date, for instruments having a maturity coterminous with the remaining term of this Note. If there is no Treasury Constant Maturity Yield Index for instruments having a maturity coterminous with the remaining term of this Note, then the index shall be equal to the weighted average yield to maturity of the Treasury Constant Maturity Yield Indices with maturities next longer and shorter than such remaining average life to maturity, calculated by averaging (and rounding upward to the nearest whole multiple of 1/100 of 1% per annum, if the average is not such a multiple) the yields of the relevant Treasury Constant Maturity Yield Indices (rounded, if necessary, to the nearest 1/100 of 1% with any figure of 1/200 of 1% or above rounded upward). If such Release is not available or no longer published, Lender may refer to another recognized source of financial market information.

1.2. Computation of Interest. Interest shall be computed hereunder based on a 360-day year and based on the actual number of days elapsed for any period in which interest is being calculated including, without limitation, the Interest Only Period (hereinafter defined), as more particularly set forth on Annex 1 attached hereto and incorporated by this reference. Interest shall accrue from the date on which funds are advanced hereunder (regardless of the time of day) through and including the day on which funds are credited pursuant to Section 1.3 hereof.

1.3. Payment of Principal and Interest. Payments in federal funds immediately available at the place designated for payment received by Lender prior to 2:00 p.m. local time on a day on which Lender is open for business at said place of payment shall be credited prior to close of business, while other payments, at the option of Lender, may not be credited until immediately available to Lender in federal funds at the place designated for payment prior to 2:00 p.m. local time on the next day on which Lender is open for business. Interest only shall be payable in sixty (60) consecutive monthly installments in the amount set forth on Annex 1, beginning on August 11, 2006 (the “First Payment Date”), and continuing on the eleventh (11th) day of each and every calendar month thereafter through and including July 11, 2011 (the “Interest Only Period”) and, thereafter, principal and interest shall be payable in equal consecutive monthly installments of $39,056.75 each, beginning on August 11, 2011 and continuing on the eleventh (11th) day of each and every calendar month thereafter through and including June 11, 2016 (each, a “Payment Date”). On July 11, 2016 (the “Maturity Date” or the “Optional Prepayment Date”) (provided that in the event that there is a Defeasance of the Loan pursuant to Section 1.6(d) hereof, the Maturity Date shall automatically be the Optional Prepayment Determination Date (as hereinafter defined)), the entire outstanding principal balance hereof, together with all accrued but unpaid interest thereon, shall be due and payable in full; provided, however, that in the event that such amounts are not paid on or before such date, the Maturity Date shall be extended to July 11, 2021 (the “Extended Maturity Date”). If all amounts are not paid on or before the Optional Prepayment Determination Date, each eleventh (11th) day of each and every calendar month from the Optional Prepayment Determination Date through the eleventh (11th) day of the calendar month which is immediately prior to the Extended Maturity Date shall be Payment Date.

Borrower hereby authorizes Lender to use its automated loan payment service pursuant to which on each Payment Date Borrower shall have its monthly payments of principal (to the extent applicable) and interest payments together with any other sums then due to Lender automatically drawn by Lender or its servicer in accordance with that certain Auto-Draft Request Form by and between Borrower and Lender executed in connection with the Loan (as defined in the Security Instrument (as hereinafter defined)).

In the event that, on any Payment Date, there are insufficient funds in such account for sums due to Lender, then Lender shall be permitted to withdraw sums from such account on any day thereafter until such time as all payments due to Lender have been drawn from such account; provided, however, the foregoing shall in no event limit or otherwise modify Borrower’s obligations to make payments of principal and interest and other sums due hereunder or under any other Loan Document.

1.4. Application of Payments. So long as no Event of Default (as hereinafter defined) exists hereunder or under any other Loan Document, each such monthly installment shall be applied, first, to any amounts hereafter advanced by Lender hereunder or under any other Loan Document, second, to any late fees and other amounts payable to Lender, third, to the payment of accrued interest and last to reduction of principal, and from and after the Optional Prepayment Date, as provided in Section 2.2 of this Note.

1.5. Payment of “Short Interest”. If the advance of the principal amount evidenced by this Note is made on a date other than a Payment Date, Borrower shall pay to Lender contemporaneously with the execution hereof interest at the Note Rate for a period from the date hereof through and including the tenth (10th) day of either (x) this month, in the event that the date hereof is on or prior to the 11th of the month, and (y) the immediately succeeding month, in the event that the date hereof is after the 11th of the month.

1.6. Prepayment; Defeasance.

(a) This Note may not be prepaid, in whole or in part (except as otherwise specifically provided herein), at any time prior to the Optional Prepayment Determination Date (as hereinafter defined). In the event that Borrower wishes to have the Property (as hereinafter defined) released from the lien of the Security Instrument prior to the Optional Prepayment Determination Date, Borrower’s sole option shall be a Defeasance (as hereinafter defined) upon satisfaction of the terms and conditions set forth in Section 1.6(d) hereof. This Note may be prepaid in whole but not in part without premium or penalty on any Payment Date occurring on or after the Optional Prepayment Determination Date provided (i) written notice of such prepayment is received by Lender not more than ninety (90) days and not less than thirty (30) days prior to the date of such prepayment, and (ii) such prepayment is accompanied by all interest accrued hereunder through and including the date of such prepayment and all other sums due hereunder or under the other Loan Documents. If, upon any such permitted prepayment on any Payment Date occurring on or after the Optional Prepayment Determination Date, the aforesaid prior written notice has not been timely received by Lender, there shall be due a prepayment fee equal to the lesser of (i) thirty (30) days’ interest computed at the Note Rate on the outstanding principal balance of this Note so prepaid and (ii) interest computed at the Note Rate on the outstanding principal balance of this Note so prepaid that would have been payable for the period from, and including, the date of prepayment through the Maturity Date, or the Extended Maturity Date, as the case may be as though such prepayment had not occurred.

(b) If, prior to the Optional Prepayment Determination Date, the indebtedness evidenced by this Note shall have been declared due and payable by Lender pursuant to Article III hereof or the provisions of any other Loan Document due to a default by Borrower, then, in addition to the indebtedness evidenced by this Note being immediately due and payable, there shall also then be immediately due and payable a prepayment fee in an amount equal to the Yield Maintenance Premium (as hereinafter defined) based on the entire indebtedness on the date of such acceleration. In addition to the amounts described in the preceding sentence, in the event of any such acceleration or tender of payment of such indebtedness occurs or is made on or prior to the first (1st) anniversary of the date of this Note, there shall also then be immediately due and payable an additional prepayment fee of three percent (3%) of the principal balance of this Note. The term “Yield Maintenance Premium” shall mean an amount equal to the greater of (A) two percent (2.0%) of the principal amount being prepaid, and (B) the present value of a series of payments each equal to the Payment Differential (as hereinafter defined) and payable on each

Payment Date over the remaining original term of this Note and on the Maturity Date, discounted at the Reinvestment Yield (as hereinafter defined) for the number of months remaining as of the date of such prepayment to each such Payment Date and the Maturity Date. The term “Payment Differential” shall mean an amount equal to (i) the Note Rate less the Reinvestment Yield, divided by (ii) twelve (12) and multiplied by (iii) the principal sum outstanding under this Note after application of the constant monthly payment due under this Note on the date of such prepayment, provided that the Payment Differential shall in no event be less than zero. The term “Reinvestment Yield” shall mean an amount equal to the lesser of (i) the yield on the U.S. Treasury issue (primary issue) with a maturity date closest to the Maturity Date, or (ii) the yield on the U.S. Treasury issue (primary issue) with a term equal to the remaining average life of the indebtedness evidenced by this Note, with each such yield being based on the bid price for such issue as published in the Wall Street Journal on the date that is fourteen (14) days prior to the date of such prepayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. In the event that any prepayment fee is due hereunder, Lender shall deliver to Borrower a statement setting forth the amount and determination of the prepayment fee, and, provided that Lender shall have in good faith applied the formula described above, Borrower shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error, which calculation may be made by Lender on any day during the fifteen (15) day period preceding the date of such prepayment. Lender shall not be obligated or required to have actually reinvested the prepaid principal balance at the Reinvestment Yield or otherwise as a condition to receiving the prepayment fee.

(c) Partial prepayments of this Note shall not be permitted, except for partial prepayments resulting from Lender’s election to apply insurance or condemnation proceeds to reduce the outstanding principal balance of this Note as provided in the Security Instrument, in which event no prepayment fee or premium shall be due unless, at the time of either Lender’s receipt of such proceeds or the application of such proceeds to the outstanding principal balance of this Note, an Event of Default shall exist, or an event which, with notice or the passage of time, or both, would constitute an Event of Default, shall exist, which default or Event of Default is unrelated to the applicable casualty or condemnation, in which event the applicable prepayment fee or premium shall be due and payable based upon the amount of the prepayment. No notice of prepayment shall be required under the circumstances specified in the preceding sentence. No principal amount repaid may be reborrowed. Any such partial prepayments of principal shall be applied to the unpaid principal balance evidenced hereby but such application shall not reduce the amount of the fixed monthly installments required to be paid pursuant to Section 1.3 above. Except as otherwise expressly provided in this Section, the prepayment fees provided above shall be due, to the extent permitted by applicable law, under any and all circumstances where all or any portion of this Note is paid prior to the Maturity Date, whether such prepayment is voluntary or involuntary, including, without limitation, if such prepayment results from Lender’s exercise of its rights upon Borrower’s default and acceleration of the Maturity Date of this Note (irrespective of whether foreclosure proceedings have been commenced), and shall be in addition to any other sums due hereunder or under any of the other Loan Documents. No tender of a prepayment of this Note with respect to which a prepayment fee is due shall be effective unless such prepayment is accompanied by the applicable prepayment fee.

(d) (i) On any Payment Date on or after the earlier to occur of (x) three (3) years following the First Payment Date hereunder, and (y) the day immediately following the date which is two (2) years after the “startup day,” within the meaning of Section 860G(a) (9) of the Internal Revenue Code of 1986, as amended from time to time or any successor statute (the “Code”), of a “real estate mortgage investment conduit,” within the meaning of Section 860D of the Code (a “REMIC Trust”), that holds this Note, and provided no Event of Default has occurred and is continuing hereunder or under any of the other Loan Documents, at Borrower’s option, Lender shall cause the release of the Property from the lien of the Security Instrument and the other Loan Documents (a “Defeasance”) upon the satisfaction of the following conditions:

(A) Borrower shall give not more than ninety (90) days’ or less than sixty (60) days’ prior written notice to Lender specifying the date Borrower intends for the Defeasance to be consummated (the “Release Date”), which date shall be a Payment Date.

(B) All accrued and unpaid interest and all other sums due under this Note and under the other Loan Documents up to and including the Release Date shall be paid in full on or prior to the Release Date.

(C) Borrower shall deliver to Lender on or prior to the Release Date:

(1)

a sum of money in immediately available funds (the “Defeasance Deposit”) equal to the outstanding principal balance of this Note plus an amount, if any, which together with the outstanding principal balance of this Note, shall be sufficient to enable Lender to purchase, through means and sources customarily employed and available to Lender, for the account of Borrower, (x) direct, non-callable, fixed rate obligations of the United States of America or (y) non-callable, fixed rate obligations, other than U.S. Treasury Obligations, that are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, that provide for payments prior, but as close as possible, to all successive monthly Payment Dates occurring after the Release Date and to the Optional Prepayment Determination Date, with each such payment being equal to or greater than the amount of the corresponding installment of principal and/or interest required to be paid under this Note (including, but not limited to, the scheduled outstanding principal balance of the Loan due on the Maturity Date based upon payments of principal and interest through the Optional Prepayment Determination Date) for the balance of the original term hereof (the “Defeasance Collateral”), each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance satisfactory to Lender in its sole discretion (including, without limitation, such instruments as may be required by the depository institution holding such securities or the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Security Agreement (as hereinafter defined) the first priority security interest in the Defeasance Collateral in favor of Lender in conformity with all applicable state and federal laws governing granting of such security interests.

(2)	a pledge and security agreement, in form and substance reasonably satisfactory to Lender, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”);

(3)	a certificate of Borrower certifying that all of the requirements set forth in this subsection 1 6(d)(i) have been satisfied;

(4)	one or more opinions of counsel for Borrower in form and substance and delivered by counsel which would be reasonably satisfactory to Lender stating, among other things, that (i) Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms, (ii) in the event of a bankruptcy proceeding or similar occurrence with respect to Borrower, none of the Defeasance Collateral nor any proceeds thereof will be property of Borrower’s estate under Section 541 of the U.S. Bankruptcy Code, as amended, or any similar statute and the grant of security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the U.S. Bankruptcy Code, as amended, or applicable state law, (iii) the release of the lien of the Security Instrument and the pledge of Defeasance Collateral will not directly or indirectly result in or cause any REMIC Trust that then holds this Note to fail to maintain its status as a REMIC Trust and (iv) the defeasance will not cause any REMIC Trust to be an “investment company” under the Investment Company Act of 1940;

(5)	evidence in writing from any applicable Rating Agency (as defined in the Security Instrument) to the effect that the Defeasance will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance for any Securities (as hereinafter defined) issued in connection with the securitization which are then outstanding; provided, however, no evidence from a Rating Agency shall be required if this Note does not meet the then-current review requirements of such Rating Agency.

(6)	a certificate in form and scope acceptable to Lender in its reasonable discretion from an acceptable independent accountant certifying that the Defeasance Collateral will generate amounts sufficient to make all payments of principal and interest due under this Note through the Optional Prepayment Determination Date and the outstanding principal balance of the Loan due on the Maturity Date based upon payments of principal and interest through the Optional Prepayment Determination Date;

(7)	Borrower and any guarantor or indemnitor of Borrower’s obligations under the Loan Documents for which Borrower has personal liability executes and delivers to Lender such documents and agreements as Lender shall reasonably require to evidence and effectuate the ratification of such personal liability and guaranty or indemnity, respectively;

(8)	such other certificates, documents or instruments as Lender may reasonably require; and

(9)	payment of all fees, costs, expenses and charges incurred by Lender in connection with the Defeasance of the Property and the purchase of the Defeasance Collateral, including, without limitation, all reasonable legal fees and costs and expenses incurred by Lender or its agents in connection with release of the Property, review of the proposed Defeasance Collateral and preparation of the Defeasance Security Agreement and related documentation, any revenue, documentary, stamp, intangible or other taxes, charges or fees due in connection with transfer of the Note, assumption of the Note, or substitution of collateral for the Property shall be paid on or before the Release Date. Without limiting Borrower’s obligations with respect thereto, Lender shall be entitled to deduct all such fees, costs, expenses and charges from the Defeasance Deposit to the extent of any portion of the Defeasance Deposit which exceeds the amount necessary to purchase the Defeasance Collateral.

(D) In connection with the Defeasance Deposit, Borrower hereby authorizes and directs Lender using the means and sources customarily employed and available to Lender to use the Defeasance Deposit to purchase for the account of Borrower the Defeasance Collateral. Furthermore, the Defeasance Collateral shall be arranged such that payments received from such Defeasance Collateral shall be paid directly to Lender to be applied on account of the indebtedness of this Note. Any part of the Defeasance Deposit in excess of the amount necessary to purchase the Defeasance Collateral and to pay the other and related costs Borrower is obligated to pay under this Section 1.6 shall be refunded to Borrower.

(ii) Upon compliance with the requirements of subsection 1.6(d)(i), the Property shall be released from the lien of the Security Instrument and the other Loan Documents, and the Defeasance Collateral shall constitute collateral which shall secure this Note and all other obligations under the Loan Documents. Lender will, at Borrower’s expense, execute and deliver any agreements reasonably requested by Borrower to release the lien of the Security Instrument from the Property.

(iii) Upon the release of the Property in accordance with this Section 1.6(d), Borrower shall assign all its obligations and rights under this Note, together with the pledged Defeasance Collateral, to a newly created successor entity which complies with the terms of Section 2.29 of the Security Instrument designated by Lender in its sole discretion. Such successor entity shall execute an assumption agreement in form and substance satisfactory to Lender in its sole discretion pursuant to which it shall assume Borrower’s obligations under this Note and the Defeasance Security Agreement. As conditions to such assignment and assumption, Borrower shall (x) deliver to Lender an opinion of counsel in form and substance reasonably satisfactory to a prudent lender and delivered by counsel reasonably satisfactory to a prudent lender stating, among other things, that such assumption agreement is enforceable against Borrower and such successor entity in accordance with its terms and that this Note and the Defeasance Security Agreement as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (y) pay all costs and expenses (including, but not limited to, reasonable legal fees) incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation). Upon such assumption, Borrower shall be relieved of its obligations hereunder, under the other Loan Documents other than as specified in Section 1.6(d)(i)(C)(7) above and under the Defeasance Security Agreement (or other Defeasance document).

1.7. Security. The indebtedness evidenced by this Note and the obligations created hereby are secured by, among other things, that certain mortgage, deed of trust or deed to secure debt, security agreement and fixture filing (the “Security Instrument”) from Borrower for the benefit of Lender, dated of even date herewith, covering the Property. The Security Instrument, together with this Note and all other documents to or of which Lender is a party or beneficiary now or hereafter evidencing, securing, guarantying, modifying or otherwise relating to the indebtedness evidenced hereby, are herein referred to collectively as the “Loan Documents”. All of the terms and provisions of the Loan Documents are incorporated herein by reference. Some of the Loan Documents are to be filed for record on or about the date hereof in the appropriate public records.

ARTICLE II. - OPTIONAL PREPAYMENT DATE PROVISIONS

2.1. The following subsections shall only apply from and after May 11, 2016 (the “Optional Prepayment Determination Date”):

(a) Except as hereinafter set forth in subsection (e) of this Section 2.1, Borrower shall be obligated to pay, and Lender shall collect from the Rent Account (as defined in the Security Instrument) to the extent of funds on deposit in such account, on the Optional Prepayment Determination Date the following payments in the listed order of priority:

(i) First, the payment of the amount set forth in Section 1.3 of this Note (the “Monthly Debt Service Payment Amount”) to be applied first to the payment of interest computed at the Initial Interest Rate with the remainder applied to the reduction of the outstanding principal balance of this Note;

(ii) Second, payments to the Impound Account (as defined in the Security Instrument) in accordance with the terms and conditions of the Security Instrument;

(iii) Third, payments to the Replacement Reserve (as defined in the Security Instrument) in accordance with the terms and conditions of the Security Instrument;

(iv) Fourth, payments for monthly Cash Expenses (as hereinafter defined), less management fees payable to affiliates of Borrower, pursuant to the terms and conditions of the related Approved Annual Budget (as hereinafter defined);

(v) Fifth, payment for Extraordinary Expenses (as hereinafter defined) approved by Lender, if any;

(vi) Sixth, payments of any other amounts due under the Loan Documents; and

(vii) Lastly, any excess amounts shall remain on deposit in the Rent Account.

(b) For the calendar year in which the Optional Prepayment Determination Date occurs and for each calendar year thereafter, Borrower shall submit to Lender for Lender’s written approval an annual budget (an “Annual Budget”) not later than (i) the Optional Prepayment Determination Date for the calendar year in which the Optional Prepayment Determination Date occurs and (ii) sixty (60) days prior to the commencement of each calendar year thereafter, in form satisfactory to Lender setting forth in reasonable detail budgeted monthly operating income and monthly operating capital and other expenses for the Property. Each Annual Budget shall contain, among other things, limitations on management fees, third party service fees and other expenses as Borrower may reasonably determine. Lender shall have the right to approve such Annual Budget (which approval shall not be unreasonably withheld) and in the event that Lender objects to the proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall, within three (3) days after receipt of notice of any such objections, revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall revise the same in accordance with the process described in this subsection until Lender approves an Annual Budget, provided, however, that if Lender shall not advise Borrower of its objections to any proposed Annual Budget within the applicable time period set forth in this subsection, then such proposed Annual Budget shall be deemed approved by Lender. Each such Annual Budget approved by Lender in accordance with terms hereof shall hereinafter be referred to as an “Approved Annual Budget.” Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in real estate taxes, insurance premiums and utilities expenses.

(c) In the event that Borrower must incur an extraordinary operating expense or capital expense not set forth in the Annual Budget or allotted for in the Replacement Reserve (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably withheld.

(d) For the purposes of this Note, “Cash Expenses” shall mean, for any period, the operating expenses for the operation and maintenance of the Property as set forth in an Approved Annual Budget to the extent that such expenses are actually incurred by Borrower excluding payments into the Impound Account and the Replacement Reserve and expenses for which Borrower shall be reimbursed from, or which shall be paid for out of, any such account or reserve.

(e) Notwithstanding the other provisions of this Section 2.1, in the event that, prior to the Optional Prepayment Determination Date, Borrower delivers to Lender either (i) a written commitment (the “Commitment”) for the refinancing of the loan evidenced by this Note from a Qualified Institutional Lender (as hereinafter defined), which reasonably provides for the consummation of such refinance prior to the Optional Prepayment Date or (ii) other evidence in form and substance satisfactory to Lender in its sole determination of Borrower’s ability to refinance the loan evidenced by this Note prior to the Optional Prepayment Date, then, solely in either such event, the terms of Section 2.1(a), (b), (c) and (d) of this Note and Section 3.6 of the Security Instrument shall be inoperative, provided, however, that upon (x) the failure of such refinance to be consummated in accordance with the terms of the Commitment or such other evidence, as applicable, (y) the termination of the Commitment for any reason or (z) any material adverse change in circumstances with respect to Borrower or any principals of Borrower, the Property, the proposed lender or otherwise, as determined by Lender in its sole determination, which, in Lender’s reasonable judgment, significantly decreases the likelihood of such refinance being consummated prior to the Optional Prepayment Date, the terms of Section 2.1 (a), (b), (c) and (d) of this Note and Section 1.35 of the Security Instrument shall immediately become operative and Borrower shall immediately comply with any of the terms thereof which, except for the operation of this subsection (e), Borrower would theretofore have been obligated to comply. “Qualified Institutional Lender” shall mean a financial institution or other lender with a long term credit rating which is not less than investment grade. The determination of whether the conditions set forth in clause (i) or (ii) above, shall be made and notice of such determination shall be delivered to Borrower, within ten (10) business days following Lender’s receipt of the items set forth in such clauses.

2.2. In the event that Borrower does not prepay the entire principal balance of this Note and any other amounts outstanding under this Note or any of the other Loan Documents on or prior to the Optional Prepayment Date, the provisions of Section 2.1(b), (c) and (d) as set forth above shall remain in full force and effect, and the following subsections also shall apply:

(a) From and after the Optional Prepayment Date, interest shall accrue on the unpaid principal balance from time to time outstanding under this Note at the Revised Interest Rate. Interest accrued at the Revised Interest Rate and not paid pursuant to this Section 2.2 shall be deferred and added to the principal balance of this Note and shall earn interest at the Revised Interest Rate to the extent permitted by applicable law (such accrued interest is hereinafter referred to as “Accrued Interest”). All of the unpaid principal balance of this Note, including, without limitation, any Accrued Interest, shall be due and payable on the Extended Maturity Date.

(b) Borrower shall be obligated to pay, and Lender shall collect from the Rent Account to the extent of funds on deposit in such account, on the Optional Prepayment Date and on the eleventh (11th) day of each calendar month thereafter to and including the Extended Maturity Date the following payments from Rents (as defined in the Security Instrument) received on or before such day in the listed order of priority:

(i) First, the payment of the Monthly Debt Service Payment Amount to be applied first to the payment of interest computed at the Initial Interest Rate with the remainder applied to the reduction of the outstanding principal balance of this Note;

(ii) Second, payments to the Impound Account in accordance with the terms and conditions of the Security Instrument;

(iii) Third, payments to the Replacement Reserve in accordance with the terms and conditions of the Security Instrument;

(iv) Fourth, payments for monthly Cash Expenses, less management fees payable to affiliates of Borrower, pursuant to the terms and conditions of the related Approved Annual Budget;

(v) Fifth, payment for Extraordinary Expenses approved by Lender, if any;

(vi) Sixth, payments to Lender of the balance of the funds then on deposit in the Rent Account to be applied to (x) any other amounts due under the Loan Documents, (y) Accrued Interest and (z) the reduction of the outstanding principal balance of this Note until such principal balance is paid in full in whatever proportion and priority as Lender may determine.

(c) Nothing in this Article II shall limit, reduce or otherwise affect Borrower’s obligations to make payments of the Monthly Debt Service Payment Amount, payments to the Impound Account, the Replacement Reserve and payments of other amounts due hereunder and under the other Loan Documents, whether or not Rents (as defined in the Security Instrument) are available to make such payments.

ARTICLE III. - DEFAULT

3.1. Events of Default. It is hereby expressly agreed that should any default occur in the payment of principal or interest as stipulated above and such payment is not made on the date such payment is due, or should any other default occur under any other Loan Document and not be cured within any applicable grace or notice period (if any), then an Event of Default (an “Event of Default”) shall exist hereunder, and in such event the indebtedness evidenced hereby, including all sums advanced or accrued hereunder or under any other Loan Document, and all unpaid interest accrued thereon, shall, at the option of Lender and without notice to Borrower, at once become due and payable and may be collected forthwith, whether or not there has been a prior demand for payment and regardless of the stipulated date of maturity.

3.2. Late Charges. In the event that any payment is not received by Lender on the date when due (subject to any applicable grace period), then, in addition to any default interest payments due hereunder, Borrower shall also pay to Lender a late charge in an amount equal to five percent (5%) of the amount of such overdue payment.

3.3. Default Interest Rate. So long as any Event of Default exists hereunder or under any other Loan Document, regardless of whether or not there has been an acceleration of the indebtedness evidenced hereby, and at all times after maturity of the indebtedness evidenced hereby (whether by acceleration or otherwise), interest shall accrue on the outstanding principal balance of this Note, from the date due until the date credited, at a rate per annum equal to four percent (4%) in excess of the Note Rate, or, if such increased rate of interest may not be collected under applicable law (as applicable), then at the maximum rate of interest, if any, which may be collected from Borrower under applicable law (as applicable, the “Default Interest Rate”), and such default interest shall be immediately due and payable.

3.4. Borrower’s Agreements. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any late payment or default, and such late charges and default interest are reasonable estimates of those damages and do not constitute a penalty. The remedies of Lender in this Note or in the Loan Documents, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively or together, in Lender’s discretion.

3.5. Borrower to Pay Costs. In the event that this Note, or any part hereof, is collected by or through an attorney-at-law, Borrower agrees to pay all costs of collection, including, but not limited to, reasonable attorneys’ fees.

3.6. Exculpation. Notwithstanding anything in this Note or the Loan Documents to the contrary, but subject to the qualifications hereinbelow set forth, Lender agrees that:

(a) Borrower shall be liable upon the indebtedness evidenced hereby and for the other obligations arising under the Loan Documents to the full extent (but only to the extent) of the security therefor, the same being all properties (whether real or personal), rights, estates and interests now or at any time hereafter securing the payment of this Note and/or the other obligations of Borrower under the Loan Documents (collectively, the “Property”);

(b) if a default occurs in the timely and proper payment of all or any part of such indebtedness evidenced hereby or in the timely and proper performance of the other obligations of Borrower under the Loan Documents, any judicial proceedings brought by Lender against Borrower shall be limited to the preservation, enforcement and foreclosure, or any thereof, of the liens, security titles, estates, assignments, rights and security interests now or at any time hereafter securing the payment of this Note and/or the other obligations of Borrower under the Loan Documents, and no attachment, execution or other writ of process shall be sought, issued or levied upon any assets, properties or funds of Borrower other than the Property, except with respect to the liability described below in this section; and

(c) in the event of a foreclosure of such liens, security titles, estates, assignments, rights or security interests securing the payment of this Note and/or the other obligations of Borrower under the Loan Documents, no judgment for any deficiency upon the indebtedness evidenced hereby shall be sought or obtained by Lender against Borrower, except with respect to the liability described below in this section; provided, however, that, notwithstanding the foregoing provisions of this section, Borrower shall be fully and personally liable and subject to legal action (i) for proceeds paid under any insurance policies (or paid as a result of any other claim or cause of action against any person or entity) by reason of damage, loss or destruction to all or any portion of the Property, to the full extent of such proceeds not previously delivered to Lender, but which, under the terms of the Loan Documents, should have been delivered to Lender, (ii) for proceeds or awards resulting from the condemnation or other taking in lieu of condemnation of all or any portion of the Property, to the full extent of such proceeds or awards not previously delivered to Lender, but which, under the terms of the Loan Documents, should have been delivered to Lender, (iii) for all tenant security deposits or other refundable deposits paid to or held by Borrower or any other person or entity in connection with leases of all or any portion of the Property which are not applied in accordance with the terms of the applicable lease or other agreement, (iv) for rent and other payments received from tenants under leases of all or any portion of the Property paid more than one (1) month in advance, (v) for rents, issues, profits and revenues of all or any portion of the Property received or applicable to a period after the occurrence of any Event of Default hereunder or under the Loan Documents which are not either applied to the ordinary and necessary expenses of owning and operating the Property or paid to Lender, (vi) for waste committed on the Property, damage to the Property as a result of the intentional misconduct or gross negligence of Borrower or any of its principals, officers, general partners or members, any guarantor, any indemnitor, or any agent or employee of any such person, or any removal of all or any portion of the Property in violation of the terms of the Loan Documents, to the full extent of the losses or damages incurred by Lender on account of such occurrence, (vii) Intentionally Deleted, (viii) for all obligations and indemnities of Borrower under the Loan Documents relating to Hazardous Substances (as defined in the Security Instrument) or radon or compliance with Environmental Laws (as defined in the Security Instrument) and regulations to the full extent of any losses or damages (including those resulting from diminution in value of any Property) incurred by Lender and/or any of its affiliates as a result of the existence of such Hazardous Substances or radon or failure to comply with such Environmental Laws or regulations, (ix) for fraud, material misrepresentation, failure to disclose a material fact known to Borrower, any untrue statement of a material fact or omission to state a material fact known to Borrower in the written materials and/or information provided to Lender or any of its affiliates by Borrower or any of its affiliates, principals, officers, general partners or members, any guarantor, any indemnitor or any agent, employee or other person authorized or apparently authorized to make statements, representations or disclosures on behalf of Borrower, any affiliate, principal, officer, general partner or member of Borrower, any guarantor or any indemnitor, to the full extent of any losses, damages and expenses of Lender and/or any of its affiliates on account thereof, (x) Borrower’s termination or attempted termination of the Management Agreement (as defined in the Security Instrument) or replacement of the property manager without Lender’s prior written consent, which shall not be unreasonably withheld, (xi) Borrower’s failure to comply with the Securities Act (as defined in the Security Instrument) and all applicable state securities laws and regulations in connection with the solicitation, offering and sale of tenancy in common interests, and (xii) for any surrender, termination, modification or amendment of any Lease (as defined in the Security Instrument) completed in violation of the Loan Documents. References herein to particular sections of the Loan Documents shall be deemed references to such sections as affected by other provisions of the Loan Documents relating thereto. Nothing contained in this section shall (1) be deemed to be a release or impairment of the indebtedness evidenced by this Note or the other obligations of Borrower under the Loan Documents or the lien of the Loan Documents upon the Property, or (2) preclude Lender from foreclosing the Loan Documents in case of any default or from enforcing any of the other rights of Lender except as stated in this section, or (3) limit or impair in any way whatsoever (A) the Indemnity and Guaranty Agreements (the “Indemnity Agreements”) or (B) the Environmental Indemnity Agreement (the “Environmental Indemnity Agreement”), each of even date herewith executed and delivered in connection with the indebtedness evidenced by this Note or release, relieve, reduce, waive or impair in any way whatsoever, any obligation of any party to the Indemnity Agreements or the Environmental Indemnity Agreement.

Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in this Section 3.6 SHALL BECOME NULL AND VOID and shall be of no further force and effect in the event of (i) a default by Borrower, Indemnitor (as defined in the Security Instrument) or any general partner, manager or managing member of Borrower of any of the covenants set forth in Section 2.9 of the Security Instrument or a default by Borrower, Indemnitor or any general partner, manager or managing member of Borrower which is a Single-Purpose Entity (as defined in the Security Instrument) (if any) of the covenants set forth in Section 2.29 of the Security Instrument, (ii) if the Property or any part thereof shall become an asset in (A) a voluntary bankruptcy or insolvency proceeding of Borrower or Indemnitor, or (B) an involuntary bankruptcy or insolvency proceeding of Borrower or Indemnitor in which the Borrower or the Indemnitor colludes with creditors in such bankruptcy or insolvency proceeding and which is not dismissed within sixty (60) days of filing, or (iii) a partition action affecting the Property is commenced and such proceeding is not dismissed in accordance with the terms of Section 4.1(o) of the Security Instrument.

Notwithstanding anything to the contrary in this Note, the Security Instrument or any of the other Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness evidenced hereby or secured by the Security Instrument or any of the other Loan Documents or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Note, the Security Instrument and the other Loan Documents.

ARTICLE IV. - GENERAL CONDITIONS

4.1. No Waiver; Amendment. No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Lender thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by any applicable laws; and Borrower hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Borrower under this Note, either in whole or in part, unless Lender agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

4.2. Waivers. Presentment for payment, demand, protest and notice of demand, protest and nonpayment and all other notices, except notices expressly provided for herein or in the other Loan Documents, are hereby waived by Borrower. Borrower hereby further waives and renounces, to the fullest extent permitted by law, all rights to the benefits of any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now or hereafter provided by the Constitution and laws of the United States of America and of each state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note or the other Loan Documents.

4.3. Limit of Validity. The provisions of this Note and of all agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, including, but not limited to, the Loan Documents, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of this Note or otherwise, shall the amount contracted for, charged, taken, reserved, paid or agreed to be paid (“Interest”) to Lender for the use, forbearance or detention of the money loaned under this Note exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, performance or fulfillment of any provision hereof or of any agreement between Borrower and Lender shall, at the time performance or fulfillment of such provision shall be due, exceed the limit for Interest prescribed by law or otherwise transcend the limit of validity prescribed by applicable law, then, ipso facto, the obligation to be performed or fulfilled shall be reduced to such limit, and if, from any circumstance whatsoever, Lender shall ever receive anything of value deemed Interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive Interest shall be applied to the reduction of the principal balance owing under this Note in the inverse order of its maturity (whether or not then due) or, at the option of Lender, be paid over to Borrower, and not to the payment of Interest. All Interest (including any amounts or payments judicially or otherwise under the law deemed to be Interest) contracted for, charged, taken, reserved, paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note, including any extensions and renewals hereof until payment in full of the principal balance of this Note so that the Interest thereon for such full term will not exceed at any time the maximum amount permitted by applicable law. To the extent United States federal law permits a greater amount of interest than is permitted under the law of the State in which the

Property is located, Lender will rely on United States federal law for the purpose of determining the maximum amount permitted by applicable law. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the maximum lawful rate under the law of the State in which the Property is located or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. This Section 4.3 will control all agreements between Borrower and Lender.

4.4. Use of Funds. Borrower hereby warrants, represents and covenants that no funds disbursed hereunder shall be used for personal, family or household purposes.

4.5. Unconditional Payment. Borrower is and shall be obligated to pay principal, interest and any and all other amounts which become payable hereunder or under the other Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff. In the event that at any time any payment received by Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

4.6. Governing Law. THIS NOTE SHALL BE INTERPRETED, CONSTRUED AND ENFORCED ACCORDING TO THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED.

4.7. Waiver of Jury Trial. BORROWER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THE DEBT EVIDENCED BY THIS NOTE OR ANY CONDUCT, ACT OR OMISSION OF LENDER OR BORROWER, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

ARTICLE V. - MISCELLANEOUS PROVISIONS

5.1. Successors and Assigns; Joint and Several; Interpretation. The terms and provisions hereof shall be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law. As used herein, the terms “Borrower” and “Lender” shall be deemed to include their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law. If Borrower consists of more than one person or entity, each shall be jointly and severally liable to perform the obligations of Borrower under this Note. All personal pronouns used herein, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of articles and sections are for convenience only and in no way define, limit, amplify or describe the scope or intent of any provisions hereof. Time is of the essence with respect to all provisions of this Note. This Note and the other Loan Documents contain the entire agreements between the parties hereto relating to the subject matter hereof and thereof and all prior agreements relative hereto and thereto which are not contained herein or therein are terminated.

5.2. Taxpayer Identification.

Crossroads Bolingbrook, LLC’s Tax Identification Number is 20-4841175.

RES Crossroads Bolingbrook, LLC’s Tax Identification Number is ###-##-####.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first written above.

BORROWER:

CROSSROADS BOLINGBROOK, LLC, an Illinois limited liability company

By:	/s/ John E. Shaffer
Name:	John E. Shaffer
Title:	Member of its Board of Managers

By:	/s/ Melissa S. Pielet
Name:	Melissa S. Pielet
Title:	Member of its Board of Managers

RES CROSSROADS BOLINGBROOK, LLC, a Delaware limited liability company

By:	/s/ Robert E. Smietana
Name:	Robert E. Smietana
Title:	Manager

LOAN TERMS

		*Currency in: US Dollar
Original Principal Amount	6,350,000.00
Note Rate % (Per Annum)	6.240%
Original Amortization Term (Months)	360
Monthly Payment Amount (Excluding IO Period)	39,056.75
Note Date	6/23/2006
First Pay Date	8/11/2006
Original Loan Term (Months)	120
Scheduled Maturity Date	7/11/2016
Interest Accrual Basis During Amortization Periods	ACTUAL/360
Interest Only (IO) Periods (Months)	60
Interest Accrual Basis During IO Period	ACTUAL/360
575 W CROSSROADS PKWY		502855974

Pay Period	Pay Date	Accrual Days in Period	Scheduled Payment	Interest Component of Scheduled Payment	Principal Component of Scheduled Payment	Ending Unpaid Principal Balance
0	7/11/2006	18	0.00	19,812.06	0.00	6,350,000.00
1	8/11/2006	31	34,120.67	34,120.67	0.00	6,350,000.00
2	9/11/2006	31	34,120.67	34,120.67	0.00	6,350,000.00
3	10/11/2006	30	33,020.00	33,020.00	0.00	6,350,000.00
4	11/11/2006	31	34,120.67	34,120.67	0.00	6,350,000.00
5	12/11/2006	30	33,020.00	33,020.00	0.00	6,350,000.00
6	1/11/2007	31	34,120.67	34,120.67	0.00	6,350,000.00
7	2/11/2007	31	34,120.67	34,120.67	0.00	6,350,000.00
8	3/11/2007	28	30,818.67	30,818.67	0.00	6,350,000.00
9	4/11/2007	31	34,120.67	34,120.67	0.00	6,350,000.00
10	5/11/2007	30	33,020.00	33,020.00	0.00	6,350,000.00
11	6/11/2007	31	34,120.67	34,120.67	0.00	6,350,000.00
12	7/11/2007	30	33,020.00	33,020.00	0.00	6,350,000.00
13	8/11/2007	31	34,120.67	34,120.67	0.00	6,350,000.00
14	9/11/2007	31	34,120.67	34,120.67	0.00	6,350,000.00
15	10/11/2007	30	33,020.00	33,020.00	0.00	6,350,000.00
16	11/11/2007	31	34,120.67	34,120.67	0.00	6,350,000.00
17	12/11/2007	30	33,020.00	33,020.00	0.00	6,350,000.00
18	1/11/2008	31	34,120.67	34,120.67	0.00	6,350,000.00
19	2/11/2008	31	34,120.67	34,120.67	0.00	6,350,000.00
20	3/11/2008	29	31,919.33	31,919.33	0.00	6,350,000.00
21	4/11/2008	31	34,120.67	34,120.67	0.00	6,350,000.00
22	5/11/2008	30	33,020.00	33,020.00	0.00	6,350,000.00
23	6/11/2008	31	34,120.67	34,120.67	0.00	6,350,000.00
24	7/11/2008	30	33,020.00	33,020.00	0.00	6,350,000.00
25	8/11/2008	31	34,120.67	34,120.67	0.00	6,350,000.00
26	9/11/2008	31	34,120.67	34,120.67	0.00	6,350,000.00
27	10/11/2008	30	33,020.00	33,020.00	0.00	6,350,000.00
28	11/11/2008	31	34,120.67	34,120.67	0.00	6,350,000.00
29	12/11/2008	30	33,020.00	33,020.00	0.00	6,350,000.00
30	l/11/2009	31	34,120.67	34,120.67	0.00	6,350,000.00
31	2/11/2009	31	34,120.67	34,120.67	0.00	6,350,000.00
32	3/11/2009	28	30,818.67	30,818.67	0.00	6,350,000.00
33	4/11/2009	31	34,120.67	34,120.67	0.00	6,350,000.00
34	5/11/2009	30	33,020.00	33,020.00	0.00	6,350,000.00
35	6/11/2009	31	34,120.67	34,120.67	0.00	6,350,000.00
36	7/11/2009	30	33,020.00	33,020.00	0.00	6,350,000.00
37	8/11/2009	31	34,120.67	34,120.67	0.00	6,350,000.00
38	9/11/2009	31	34,120.67	34,120.67	0.00	6,350,000.00
39	10/11/2009	30	33,020.00	33,020.00	0.00	6,350,000.00
40	11/11/2009	31	34,120.67	34,120.67	0.00	6,350,000.00
41	12/11/2009	30	33,020.00	33,020.00	0.00	6,350,000.00
42	1/11/2010	31	34,120.67	34,120.67	0.00	6,350,000.00
43	2/11/2010	31	34,120.67	34,120.67	0.00	6,350,000.00
44	3/11/2010	28	30,818.67	30,818.67	0.00	6,350,000.00

45	4/11/2010	31	34,120.67	34,120.67	0.00	6,350,000.00
46	5/11/2010	30	33,020.00	33,020.00	0.00	6,350,000.00
47	6/11/2010	31	34,120.67	34,120.67	0.00	6,350,000.00
48	7/11/2010	30	33,020.00	33,020.00	0.00	6,350,000.00
49	8/11/2010	31	34,120.67	34,120.67	0.00	6,350,000.00
50	9/11/2010	31	34,120.67	34,120.67	0.00	6,350,000.00
51	10/11/2010	30	33,020.00	33,020.00	0.00	6,350,000.00
52	11/11/2010	31	34,120.67	34,120.67	0.00	6,350,000.00
53	12/11/2010	30	33,020.00	33,020.00	0.00	6,350,000.00
54	1/11/2011	31	34,120.67	34,120.67	0.00	6,350,000.00
55	2/11/2011	31	34,120.67	34,120.67	0.00	6,350,000.00
56	3/11/2011	28	30,818.67	30,818.67	0.00	6,350,000.00
57	4/11/2011	31	34,120.67	34,120.67	0.00	6,350,000.00
58	5/11/2011	30	33,020.00	33,020.00	0.00	6,350,000.00
59	6/11/2011	31	34,120.67	34,120.67	0.00	6,350,000.00
60	7/11/2011	30	33,020.00	33,020.00	0.00	6,350,000.00
61	8/11/2011	31	39,056.75	34,120.67	4,936.08	6,345,063.92
62	9/11/2011	31	39,056.75	34,094.14	4,962.61	6,340,101.31
63	10/11/2011	30	39,056.75	32,968.53	6,088.22	6,334,013.09
64	11/11/2011	31	39,056.75	34,034.76	5,021.99	6,328,991.10
65	12/11/2011	30	39,056.75	32,910.75	6,146.00	6,322,845.10
66	1/11/2012	31	39,056.75	33,974.75	5,082.00	6,317,763.10
67	2/11/2012	31	39,056.75	33,947.45	5,109.30	6,312,653.80
68	3/11/2012	29	39,056.75	31,731.61	7,325.14	6,305,328.66
69	4/11/2012	31	39,056.75	33,880.63	5,176.12	6,300,152.54
70	5/11/2012	30	39,056.75	32,760.79	6,295.96	6,293,856.58
71	6/11/2012	31	39,056.75	33,818.99	5,237.76	6,288,618.82
72	7/11/2012	30	39,056.75	32,700.82	6,355.93	6,282,262.89
73	8/11/2012	31	39,056.75	33,756.69	5,300.06	6,276,962.83
74	9/11/2012	31	39,056.75	33,728.21	5,328.54	6,271,634.29
75	10/11/2012	30	39,056.75	32,612.50	6,444.25	6,265,190.04
76	11/11/2012	31	39,056.75	33,664.95	5,391.80	6,259,798.24
77	12/11/2012	30	39,056.75	32,550.95	6,505.80	6,253,292.44
78	1/11/2013	31	39,056.75	33,601.02	5,455.73	6,247,836.71
79	2/11/2013	31	39,056.75	33,571.71	5,485.04	6,242,351.67
80	3/11/2013	28	39,056.75	30,296.21	8,760.54	6,233,591.13
81	4/11/2013	31	39,056.75	33,495.16	5,561.59	6,228,029.54
82	5/11/2013	30	39,056.75	32,385.75	6,671.00	6,221,358.54
83	6/11/2013	31	39,056.75	33,429.43	5,627.32	6,215,731.22
84	7/11/2013	30	39,056.75	32,321.80	6,734.95	6,208,996.27
85	8/11/2013	31	39,056.75	33,363.01	5,693.74	6,203,302.53
86	9/11/2013	31	39,056.75	33,332.41	5,724.34	6,197,578.19
87	10/11/2013	30	39,056.75	32,227.41	6,829.34	6,190,748.85
88	11/11/2013	31	39,056.75	33,264.96	5,791.79	6,184,957.06
89	12/11/2013	30	39,056.75	32,161.78	6,894.97	6,178,062.09
90	1/11/2014	31	39,056.75	33,196.79	5,859.96	6,172,202.13
91	2/11/2014	31	39,056.75	33,165.30	5,891.45	6,166,310.68
92	3/11/2014	28	39,056.75	29,927.16	9,129.59	6,157,181.09
93	4/11/2014	31	39,056.75	33,084.59	5,972.16	6,151,208.93
94	5/11/2014	30	39,056.75	31,986.29	7,070.46	6,144,138.47
95	6/11/2014	31	39,056.75	33,014.50	6,042.25	6,138,096.22
96	7/11/2014	30	39,056.75	31,918.10	7,138.65	6,130,957.57
97	8/11/2014	31	39,056.75	32,943.68	6,113.07	6,124,844.50
98	9/11/2014	31	39,056.75	32,910.83	6,145.92	6,118,698.58
99	10/11/2014	30	39,056.75	31,817.23	7,239.52	6,111,459.06
100	11/11/2014	31	39,056.75	32,838.91	6,217.84	6,105,241.22
101	12/11/2014	30	39,056.75	31,747.25	7,309.50	6,097,931.72
102	1/11/2015	31	39 056.75	32,766.22	6,290.53	6,091,641.19
103	2/11/2015	31	39,056.75	32,732.42	6,324.33	6,085,316.86
104	3/11/2015	28	39,056.75	29,534.07	9,522.68	6,075,794.18
105	4/11/2015	31	39,056.75	32,647.27	6,409.48	6,069,384.70
106	5/11/2015	30	39,056.75	31,560.80	7,495.95	6,061,888.75
107	6/11/2015	31	39,056.75	32,572.55	6,484.20	6,055,404.55
108	7/11/2015	30	39,056.75	31,488.10	7,568.65	6,047,835.90
109	8/11/2015	31	39,056.75	32,497.04	6,559.71	6,041,776.19
110	9/11/2015	31	39,056.75	32,461.79	6,594.96	6,034,681.23

111	10/11/2015	30	39,056.75	31,380.34	7,676.41	6,027,004.82
112	11/11/2015	31	39,056.75	32,385.11	6,671.64	6,020,333.18
113	12/11/2015	30	39,056.75	31,305.73	7,751.02	6,012,582.16
114	1/11/2016	31	39,056.75	32,307.61	6,749.14	6,005,833.02
115	2/11/2016	31	39,056.75	32,271.34	6,785.41	5,999,047.61
116	3/11/2016	29	39,056.75	30,155.21	8,901.54	5,990,146.07
117	4/11/2016	31	39,056.75	32,187.05	6,869.70	5,983,276.37
118	5/11/2016	30	39,056.75	31,113.04	7,943.71	5,975,332.66
119	6/11/2016	31	39,056.75	32,107.45	6,949.30	5,968,383.36
120	7/11/2016	30	5,999,418.95	31,035.59	5,968,383.36	0.00
120		3,653	10,313,584.66	3,963,584.66	6,350,000.00

Power Retail Industrial Building

AUTO-DRAFT REQUEST FORM

I hereby request and authorize Wachovia Bank, National Association, doing business as Wachovia Securities (“Wachovia Securities”), to draft my account specified below made payable to the order of Wachovia Securities located in Charlotte, NC, provided there are sufficient funds in said account to pay the same upon presentation. I agree that your rights in respect to each such draft shall be the same as if it were a check drawn on Wachovia Securities and signed personally by me. This authorization is to remain in effect until revoked by me in writing and until Wachovia Securities actually receives such notice. I agree that Wachovia Securities shall be fully protected in honoring any such drafts.

50-2855974	CROSSROADS BOLINGBROOK, LLC and RES CROSSROADS BOLINGBROOK, LLC
Wachovia Loan # (9 digits)	Borrower Name

000001001	071000505
Bank Routing Number (9 digits)	Bank Account # (from check

LaSalle National Bank	Chicago, Illinois
Name of Bank	City and State

Routing # Account # /s/ Robert E. Smietana	Robert E. Smietana
Authorized Signature (as it appears on bank documents)	Print Name

6/22/06
Date

11th Day of each month (Aug. 11)	(312) 707-8762
Draft Date (Payment due date)	Fax #